Exhibit 3.1
Certificate of Incorporation of the Registrant
Delaware
The First State
     I, Harriet Smith Windsor, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Incorporation of “GZT, Inc.”, filed in this office on the Second Day of October, A.D. 2007, at 11:05 O’clock a.m.
     A filed copy of this certificate has been forwarded to the New Castle County Recorder of Deeds.

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4432934 8100	[Seal]	Authentication: 6042494

071074314		Date: 10-02-07

CERTIFICATE OF INCORPORATION
OF
GZT, INC.
FIRST
          The name of the Corporation is GZT, Inc.
SECOND
          The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD
     The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
FOURTH
          The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of Common Stock, $.0001 par value per share.
FIFTH
          The name and mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS
Christine M. Dziak	30100 Chagrin Boulevard Suite 250 Cleveland, Ohio 44124
SIXTH
          The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.
SEVENTH
          Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the

          Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.
EIGHTH
          The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 2nd day of October, 2007.

/s/Christine M. Dziak
Christine M. Dziak